UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Copano Energy, L.L.C.

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Copano Energy, L.L.C.

Dear Copano Energy, L.L.C. Unitholder:

You are cordially invited to attend a Special Meeting of Common Unitholders of Copano Energy, L.L.C. on Wednesday, November 17, 2010. At the meeting, you will be asked to approve (a) proposed changes to the terms of our Series A convertible preferred units, or “preferred units,” to provide for full voting rights for and convertibility of all preferred units into common units on a one-for-one basis and (b) our issuance of additional common units upon conversion of preferred units (the “Series A Proposal”).

Our Board of Directors unanimously recommends that common unitholders vote “FOR” the Series A Proposal.

On July 21, 2010, we issued 10,327,022 preferred units in a private placement to an affiliate of TPG Capital, L.P., or “TPG,” for gross proceeds of $300 million. We used $180 million of the net proceeds to repay the outstanding balance under our revolving credit facility and expect to use the increased borrowing capacity and the remaining net proceeds to fund our expansion strategy in the Eagle Ford Shale resource play and other growth initiatives in Texas and Oklahoma. We agreed to pay TPG preferred distributions (a) in kind for the first three years, (b) in kind or in cash, at our option, for years four through six, and (c) in cash beginning in year seven. We believe that our ability to begin paying cash distributions as early as the fourth year, or, if appropriate, to defer paying cash distributions until as late as the seventh year, allows us the flexibility to execute our organic growth projects and avoid unduly burdening our balance sheet and distribution coverage until these projects are generating cash flow that is accretive to our unitholders.

To comply with NASDAQ Stock Market Listing Rule 5635, which limits the amount of voting equity that we can issue without unitholder approval, TPG agreed to accept limitations on the number of preferred units that have voting rights and that are convertible into common units, and we agreed to seek unitholder approval of full voting and conversion rights for all preferred units. Without unitholder approval, preferred units will have full voting rights and will be convertible into common units only to the extent that the preferred units outstanding do not exceed 19.9% of our then outstanding common units, or the “common unit cap.” Although our initial issuance of preferred units fell below the common unit cap, the additional preferred units we issue as paid-in-kind distributions could cause us to exceed this threshold by the time we pay the distribution for the first quarter of 2015. Any preferred units in excess of the common unit cap will be non-voting and will be convertible only into non-voting Class B units, which will be entitled to quarterly cash distributions equal to 110% of the per-unit quarterly distribution payable on our common units.

Your vote is important to us. Whether or not you plan to attend the special meeting, please cast your vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, or by using the telephone or internet voting procedures described on the enclosed proxy card. If your common units are held in the name of a bank or broker, please communicate your voting decision to your bank or broker before the date of the special meeting so that your vote can be counted. If our unitholders do not return proxy cards or otherwise submit a sufficient number of votes, we will be required to incur additional expenses for follow-up solicitations.

We appreciate your time and consideration in this matter.

Very truly yours,

R. Bruce Northcutt
President and Chief Executive Officer

Houston, Texas
October 13, 2010

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS
TO BE HELD ON NOVEMBER 17, 2010

Dear Unitholder:

You are cordially invited to attend a Special Meeting of Common Unitholders, or the “special meeting,” of Copano Energy, L.L.C., or “Copano,” to be held on Wednesday, November 17, 2010, at 10:30 a.m., Central Standard Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. The special meeting will be held to vote on (a) proposed changes to the terms of our Series A convertible preferred units, or “preferred units,” to provide for full voting rights for and convertibility of all preferred units into common units on a one-for-one basis and (b) our issuance of additional common units upon conversion of preferred units (the “Series A Proposal”). We urge you to read the accompanying proxy statement carefully, as it sets forth important information about the special meeting and the proposal.

Adoption of the Series A Proposal requires the affirmative vote of a majority of votes cast by our common unitholders at a meeting at which a quorum is present in person or by proxy. Only holders of record of our common units outstanding at the close of business on September 20, 2010 are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

The holders of a majority of our common units must be present in person or represented by proxy at the meeting to constitute a quorum. Whether or not you plan to attend the special meeting, we urge you to cast your vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, or by using the telephone or internet voting procedures described on the enclosed proxy card. If you later find that you will be present at the special meeting or for any reason desire to revoke your proxy, you may do so at any time before the vote is held at the special meeting.

By Order of the Board of Directors,

Douglas L. Lawing
Executive Vice President, General Counsel and Secretary

Houston, Texas
October 13, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON NOVEMBER 17, 2010: YOU CAN ACCESS ELECTRONIC COPIES OF THE PROXY MATERIALS FOR THE SPECIAL MEETING BY VISITING WWW.CPNOPROXY.COM.

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

PROXY STATEMENT

Special Meeting of Common Unitholders
To Be Held on November 17, 2010

i

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

PROXY STATEMENT

Special Meeting of Common Unitholders
To Be Held on Wednesday, November 17, 2010

This proxy statement, which was first mailed to our common unitholders on or about October 13, 2010, is being furnished to you in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at a Special Meeting of Common Unitholders, or the “special meeting,” or at any adjournments or postponements thereof. The special meeting will be held on Wednesday, November 17, 2010, at 10:30 a.m., Central Standard Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019.

Unless the context requires otherwise, the terms “our,” “we,” “us” and similar terms refer to Copano Energy, L.L.C., together with its consolidated subsidiaries.

Proposal

On July 21, 2010, we issued 10,327,022 Series A convertible preferred units, or “preferred units,” in a private placement to an affiliate of TPG Capital, L.P., or “TPG,” for gross proceeds of $300 million. The preferred units were priced at $29.05 per unit, a 10% premium to the 30-day volume-weighted average closing price of our common units on July 19, 2010, two trading days before the date we issued the preferred units. We used $180 million of the net proceeds to repay the outstanding balance under our revolving credit facility and expect to use the increased borrowing capacity and the remaining net proceeds to fund our expansion strategy in the Eagle Ford Shale resource play and other growth initiatives in Texas and Oklahoma.

We are asking our common unitholders to consider and act upon (a) proposed changes to the terms of our preferred units to provide that all preferred units (including additional preferred units that we issue as in-kind distributions on outstanding preferred units) will have voting rights identical to those of our common units and will be convertible into common units on a one-for-one basis, subject to conditions and limitations described below, and (b) our issuance of additional common units upon conversion of the preferred units. In this proxy statement, we refer to this proposal as the “Series A Proposal.” The terms of the preferred units, including limitations on conversion and voting that we are proposing to change, are described below under the heading “The Series A Proposal.”

Units Eligible to Vote; Quorum and Vote Required

Only holders of record of our outstanding common units at the close of business on September 20, 2010, or the “record date,” are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof, unless an adjournment or postponement is for more than 30 days, in which event we will set a new record date. Each common unit outstanding on the record date is entitled to one vote. Under the terms of the preferred units and NASDAQ Stock Market rules, the preferred units are not entitled to vote on the Series A Proposal.

The holders of a majority, or 32,897,414, of our common units outstanding as of the record date must be present in person or represented by proxy at the special meeting to constitute a quorum. Approval of the Series A Proposal requires the affirmative vote of a majority of votes cast by our common unitholders at a meeting at which a quorum is present in person or by proxy. Proxies received but marked as abstentions will count as present for purposes of establishing a quorum, but will have the effect of a vote against the proposal.

Under a voting agreement they entered into with TPG on the date we issued the preferred units, R. Bruce Northcutt, our President and Chief Executive Officer and a member of our Board, and Copano Partners Trust, which is controlled indirectly by Douglas L. Lawing, our Executive Vice President, General Counsel and Secretary, are obligated to vote all common units beneficially owned by them in favor of the Series A Proposal. On the record date, Mr. Northcutt and Copano Partners Trust owned 3,148,757 common units, collectively representing 4.79% of our common units outstanding.

How to Vote

You may vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, by using the telephone or internet voting procedures described on the enclosed proxy card or by attending the meeting and voting in person. If your common units are held in the name of a bank or broker, please communicate your voting decision to your bank or broker before the date of the special meeting so that your vote can be counted. Even if you plan to attend the special meeting, we urge you to cast your vote by promptly returning your completed proxy or by using the telephone or internet voting procedures.

If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker and you wish to vote in person, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Revoking Your Proxy

You may revoke your proxy before it is voted at the special meeting by: (a) delivering, before or at the special meeting, a valid proxy with a later date, (b) submitting a proxy with new voting instructions using the telephone or internet voting system, (c) delivering, on or before the business day prior to the special meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the special meeting, or (d) attending the special meeting in person and voting (although your attendance at the meeting, without actually voting, will not by itself revoke a previously granted proxy).

If you own your units through a broker, you must follow the directions your broker provides you regarding changes to your voting instructions.

Outstanding Common Units Held on Record Date

As of the September 20, 2010 record date, 65,794,826 common units were outstanding. A list of unitholders entitled to vote at the special meeting will be available for examination at the special meeting and at our offices at least ten days prior to the special meeting.

Internet Availability of Proxy Materials

You can access electronic copies of the proxy materials for the special meeting by visiting www.cpnoproxy.com.

For additional copies of this proxy statement or proxy cards or if you have any questions about the special meeting, please contact D. F. King & Co., Inc., our proxy solicitor, at 48 Wall Street, New York, New York 10005. Banks and brokerage firms, please call (212) 269-5550. Unitholders, please call (800) 769-7666.

QUESTIONS AND ANSWERS

For a more detailed discussion of the terms of the preferred units, please read “The Series A Proposal.”

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	The purpose of the special meeting is for our common unitholders to consider and act upon (a) proposed changes to the terms of our preferred units to provide that all preferred units (including additional preferred units that we issue as in-kind distributions) will have voting rights identical to those of our common units and will be convertible into common units on a one-for-one basis (subject to conditions and limitations described below under “What Happens if the Series A Proposal is Approved?”) and (b) our proposed issuance of additional common units upon conversion of the preferred units.

We are asking our common unitholders to approve the Series A Proposal to comply with NASDAQ Stock Market Rule 5635, which limits the amount of voting equity we can issue without unitholder approval. Unless and until our common unitholders approve the Series A Proposal, the number of preferred units that that can vote and be converted into common units will be limited to 19.9% of our common units then outstanding, on an as-converted basis. We refer to this 19.9% limitation as the “common unit cap.” For additional information, see “Why Does Copano Need Common Unitholder Approval?” and “What Happens if the Series A Proposal is Approved?” below and the section of this proxy statement captioned “The Series A Proposal.”

Q:	WHAT ARE THE PREFERRED UNITS?

A.	The preferred units represent a separate class of our equity securities that rank senior to our common units with respect to rights to distributions and upon liquidation. The preferred units are entitled to distributions in kind (equaling $0.72625 per preferred unit per quarter and paid in the form of additional preferred units) for the first three years. The number of preferred units we will issue as distributions in kind is calculated by multiplying $0.72625 by the total number of preferred units outstanding, and dividing the result by $29.05, the price at which we issued the preferred units.

Beginning with the distribution for the quarter ending September 30, 2013, and through the distribution for the quarter ending June 30, 2016, we are entitled to elect whether to pay preferred distributions in cash, in kind or in a combination of both. Cash distributions will equal the greater of $0.72625 per preferred unit per quarter or the quarterly per-unit distribution paid to our common unitholders for the applicable quarter. For quarters ending after June 30, 2016, we will be obligated to pay preferred distributions in cash unless our available cash (after reserves established by our Board) is not sufficient to fund the distribution or we and the preferred unitholder agree otherwise.

The preferred units generally vote as a single class with our common units, except that the number of preferred units that may vote is subject to the common unit cap unless and until our common unitholders approve the Series A Proposal. In addition, the preferred units are not entitled to vote on the Series A Proposal.

The preferred units generally will become convertible into common units on a one-for-one basis after July 21, 2013, subject to conditions and limitations described below under “What Happens if the Series A Proposal is Approved?” except that the number of preferred units that may convert into common units cannot exceed the common unit cap unless and until our common unitholders approve the Series A Proposal. The preferred units are not subject to mandatory redemption.

If we paid preferred distributions in kind for each quarter through and including the quarter ending March 31, 2015, we would issue an additional 6,182,274 preferred units, for total preferred units outstanding of 16,509,296. Based on our common units outstanding on the record date, this number of preferred units would exceed the common unit cap by 130,776 units. If we continued paying in-kind distributions for each quarter through and including the quarter ending June 30, 2016, our total preferred units outstanding would be 18,678,753, or 22.1% of our common units outstanding on the record date on an as-converted basis. This number of preferred units would exceed the common unit cap by 1,868,511 units. All preferred units in excess of the common unit cap will be non-voting and will be convertible only into non-voting Class B units.

Q:	WHY DID COPANO ISSUE THE PREFERRED UNITS?

A:	We believe that alignment with TPG, a strategic capital partner with a long-term investment perspective, is beneficial to our company and our common unitholders. Our ability to pay distributions in kind for the first three years, and then to elect whether to pay distributions in cash or in kind for the following three years, allows us the flexibility to fund our Eagle Ford Shale strategy and other organic growth initiatives in Texas and Oklahoma using capital that we believe avoids unduly burdening our balance sheet or distribution coverage until these projects are generating cash flow that is accretive to our unitholders.

Q:	WHY DOES COPANO NEED COMMON UNITHOLDER APPROVAL?

A:	NASDAQ Stock Market Listing Rule 5635 requires unitholder approval in connection with an issuance of securities that could result in a change of control. Generally, NASDAQ considers a change of control to have occurred when, as a result of the issuance, an investor or group owns, or has the right to acquire, 20% or more of the issuer’s outstanding units or voting power, with such ownership or voting power being the largest ownership position in the issuer.

Our issuance of preferred units is subject to NASDAQ Rule 5635 because of the payable-in-kind distribution feature. Although our initial issuance of preferred units fell below the common unit cap, the additional preferred units we issue as paid-in-kind distributions could cause us to exceed the 20% threshold by the time we pay the distribution for the first quarter of 2015. TPG agreed to accept limitations on the number of preferred units that have voting rights and that are convertible into common units, and we agreed to seek unitholder approval of full voting rights for and convertibility of all preferred units. Issuing the preferred units subject to unitholder approval allowed us timely access to capital on attractive terms and allowed us to avoid the risks of delay that would have accompanied other equity financing options.

Q:	WHAT HAPPENS IF THE SERIES A PROPOSAL IS APPROVED?

A:	If the Series A Proposal is approved, then under the modified terms of the preferred units, each outstanding preferred unit will have the same voting rights as our common units and will become convertible into one common unit after July 21, 2013. After that date, preferred units may be converted at the holder’s option so long as the conversion would not cause our estimated total distributable cash flow coverage for any of the next succeeding four quarters (pro forma to include all preferred units outstanding) to fall below 100%, and may be converted at our option so long as the daily volume-weighted average trading price and the average daily trading volume of our common units exceed $37.77 and 500,000 units, respectively, for 20 trading days out of the trailing 30-day period prior to our notice of conversion. Please read “The Series A Proposal — Terms of the Preferred Units — Conversion.”

Q:	WHAT HAPPENS IF THE SERIES A PROPOSAL IS NOT APPROVED?

A:	If the Series A Proposal is not approved, the preferred unitholder’s ability to elect, and our ability to require, conversion of preferred units into common units will be limited to 19.9% of our total units outstanding on the conversion date. Preferred units that exceed the 19.9% limitation will be convertible only into non-voting Class B units, a separate class of equity security that is entitled to receive per-unit quarterly cash distributions equal to 110% of the per-unit quarterly distribution payable on our common units. The Class B unitholder’s entitlement to this distribution rate will reduce the cash available for distribution to our common unitholders. Preferred units that exceed the common unit cap will be non-voting and will otherwise have rights identical to our other preferred units.

In addition, we will be obligated to re-submit the Series A Proposal for approval at another meeting of our unitholders no later than our next annual meeting. If common unitholders do not approve the proposal a second time, we will be obligated to submit the Series A Proposal at two subsequent annual meetings of our unitholders, unless a majority of the preferred unitholders decides to omit the Series A Proposal from consideration at a subsequent annual meeting. The additional expenses we would incur in conducting these solicitations would decrease the amount of cash available for distribution to our unitholders.

Q:	WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

A:	Our Board of Directors unanimously recommends that common unitholders vote “FOR” approval of the Series A Proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE SERIES A PROPOSAL?

A:	Adoption of the Series A Proposal requires the affirmative vote of a majority of votes cast by our common unitholders at a meeting at which a quorum of common units entitled to vote is present in person or by proxy. Only holders of record of common units outstanding at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

The holders of a majority, or 32,897,414, of our common units outstanding as of the record date must be present in person or represented by proxy at the special meeting to constitute a quorum. Abstentions will count as present for purposes of establishing a quorum, but will have the effect of a vote against the proposal. Brokers will not be entitled to vote common units for which they have not received instructions from the beneficial owners, and such common units will not count as present for purposes of establishing a quorum. Please read “How Do I Vote My Common Units if They Are Held in Street Name?”

Q:	WHO IS SOLICITING MY PROXY?

A:	We are sending you this proxy statement in connection with the solicitation of proxies by and on behalf of our Board for use at the special meeting. Certain of our directors, officers and other employees, and D. F. King & Co., Inc., our proxy solicitor, may also solicit proxies on our behalf by mail, telephone, electronic mail, facsimile transmission or in person. You may obtain information regarding the special meeting from D. F. King & Co., Inc. at: 48 Wall Street, New York, New York 10005. Banks and brokerage firms, please call (212) 269-5550. Unitholders, please call (800) 769-7666.

Q:	WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

A:	The special meeting will be held on Wednesday, November 17, 2010, at 10:30 a.m. Central Standard Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019.

Q:	HOW DO I VOTE?

A:	After you read and carefully consider the information contained or incorporated by reference in this proxy statement, please mail your completed, signed and dated proxy card in the postage-paid envelope provided, or vote by telephone or on the internet using the procedures described on the enclosed proxy card, as soon as possible so that your units will be represented at the special meeting. If your common units are held in the name of a bank or broker, please communicate your voting decision to your bank or broker before the date of the special meeting so that your vote can be counted.

You may also vote by attending the meeting and voting your units in person. However, even if you plan to attend the special meeting, we urge you to cast your vote by promptly mailing your completed proxy or by using the telephone or internet voting procedures.

Q:	MAY I CHANGE MY VOTE AFTER RETURNING A PROXY CARD?

A:	Yes, so long as you change your vote before or at the special meeting. To change your vote after you have submitted your proxy card, send a later-dated, signed proxy card, submit new voting instructions using the telephone or internet voting system, or attend the special meeting and vote in person. You may also revoke your proxy by delivering, on or before the business day prior to the special meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the special meeting. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

Q:	HOW DO I VOTE MY COMMON UNITS IF THEY ARE HELD IN “STREET NAME”?

A:	If your common units are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the common units held for you in what is known as “street name.” You are not the “record holder” of such common units. Your broker will not vote your common units unless you provide instructions on how to vote. Please contact your broker if you have not received a request for voting instructions. If you have instructed your broker to vote your common units and wish to change those instructions before the vote at the special meeting, you must follow the directions your broker provides you regarding changes to your instructions.

THE SERIES A PROPOSAL

Background

On July 21, 2010, we issued 10,327,022 preferred units in a private placement to an affiliate of TPG for gross proceeds of $300 million. The preferred units were priced at $29.05 per unit, a 10% premium to the 30-day volume-weighted average closing price of our common units on July 19, 2010, two trading days before the date we issued the preferred units. We used $180 million of the net proceeds to repay the outstanding balance under our revolving credit facility and expect to use the increased borrowing capacity and the remaining net proceeds to fund our Eagle Ford Shale expansion strategy and other growth initiatives in Texas and Oklahoma.

We believe that the preferred units allow us the flexibility to execute organic growth projects that will generate cash flow that is accretive to our unitholders over the long term, while avoiding unduly burdening our balance sheet and distribution coverage during the construction and initial start-up phases of these projects. Issuance of the preferred units subject to unitholder approval allowed us timely access to capital on attractive terms and allowed us to avoid the risks of delay that would have accompanied other equity financing options.

We are asking our common unitholders to consider and act upon (a) proposed changes to the terms of our preferred units to provide that all preferred units (including additional preferred units that we issue as in-kind distributions on outstanding preferred units) will have voting rights identical to those of our common units and will be convertible into common units on a one-for-one basis when agreed conditions are met and (b) our proposed issuance of additional common units upon conversion of the preferred units.

Approval of the Series A Proposal requires the affirmative vote of a majority of votes cast at a meeting at which a quorum of our common units is present in person or by proxy.

Our Common Units and the Preferred Units

In connection with our private placement of 10,327,022 preferred units with TPG, we amended our limited liability company agreement to provide for the rights and obligations of the preferred units. Except as described below, holders of preferred units are entitled to exercise all of the rights or privileges available to holders of our common units under our limited liability company agreement. Our limited liability company agreement and all amendments thereto are filed as exhibits to our other SEC filings, which are incorporated into this proxy statement by reference. For a detailed description of our common units, please see our Registration Statement on Form 8-A filed with the SEC and incorporated into this proxy statement by reference. Please see “Incorporation of Certain Information by Reference.”

Distributions

Under our limited liability company agreement, we must distribute on a quarterly basis all of our available cash to holders of our common units, and any other classes of units entitled to participate in cash distributions. “Available cash” means all of our cash on hand at the end of each quarter less reserves established by our Board of Directors. We are prohibited from making a distribution to any unitholder if doing so would cause an event of default, or if an event of default exists, under any of our debt agreements.

The preferred units are senior to our common units with respect to rights to distributions. For the first three years after the date on which they were issued, the preferred units are entitled to quarterly distributions in kind (paid in the form of additional preferred units). In-kind distributions will equal $0.72625 per preferred unit per quarter (or 10% per year of the purchase price of a preferred unit). The number of preferred units we will issue as distributions in kind will be calculated by multiplying $0.72625 by the total number of preferred units outstanding, and dividing the result by $29.05, the price per unit at which we issued the preferred units.

Beginning with the distribution for the quarter ending September 30, 2013, and through the distribution for the quarter ending June 30, 2016, we are entitled to elect whether to pay preferred distributions in cash, in kind or in a combination of both. For quarters ending after June 30, 2016, we will be obligated to pay preferred distributions in cash unless our available cash (after reserves established by our Board) is not sufficient to fund the distribution or we and the preferred unitholder agree that a distribution will be paid in kind. Cash distributions on preferred units will equal the greater of $0.72625 per preferred unit per quarter or the quarterly per-unit distribution paid to our common unitholders for the applicable quarter.

Voting Rights

Each preferred unit entitles the holder to one vote. The preferred units generally have voting rights identical to and vote as a single class with our common units, except that the number of preferred units that may vote is limited to 19.9% of our total common units outstanding (the “common unit cap”) unless and until our common unitholders approve the Series A Proposal. In addition, the preferred units are not entitled to vote on the Series A Proposal.

Our common unitholders have the right to vote with respect to the election of our Board of Directors, certain amendments to our limited liability company agreement, the merger of our company or the sale of all or substantially all of our assets, and the dissolution of our company.

Conversion

Beginning on July 21, 2013, the preferred units generally will become convertible into common units by us or by the preferred unitholder, subject to the limitations described below. After July 21, 2013, the preferred unitholder may elect to convert all or any portion of its preferred units into common units at any time, but only to the extent that conversion will not cause our estimated ratio of total distributable cash flow to per-unit distributions (for all of our outstanding common and preferred units) to fall below 100% over any of the succeeding four quarters. In addition, we will have the right to force conversion of all or any portion of the preferred units if the daily volume-weighted average trading price and the average daily trading volume of our common units exceed $37.77 and 500,000 units, respectively, for 20 trading days out of the trailing 30-day period prior to our notice of conversion. On the date of conversion, the rights of the converting preferred units will cease; the converting preferred units will no longer be outstanding and will represent only the right to receive common units at the rate of one common unit for each preferred unit.

The number of preferred units that may convert into common units is limited by the common unit cap unless and until our common unitholders approve the Series A Proposal. Absent approval of the Series A Proposal, preferred units that exceed the common unit cap will be convertible into Class B units, a new class of equity security, on a one-for-one basis.

Holders of Class B units will be entitled to a quarterly cash distribution per Class B unit equal to 110% of the quarterly cash distribution amount paid per common unit. The Class B units will rank junior to the preferred units and equally with the common units with respect to distributions. Class B units will be non-voting, except that they will be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B units in relation to other classes of equity interests in us or as required by law.

Rights upon a Change of Control

The preferred unitholder has conversion rights with respect to certain change of control events. Before consummating a transaction in which any person, other than the preferred unitholder, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting securities, we must make an irrevocable offer (a “change of control offer”) to the preferred unitholder to convert all, but not less than all, of such holder’s preferred units into common units, subject to certain conditions and limitations, including the common unit cap. Preferred units converting in the context of a change of control offer would not convert into common units on a one-for-one basis. Instead, the number of common units we would issue upon conversion of preferred units would equal the quotient of (a) 110% of the aggregate preferred unit issue price for such preferred unitholder’s converting preferred units and all accrued and unpaid distributions on such preferred units as of the date of the change of control offer, divided by (b) $29.05. The preferred unitholder is under no obligation to accept a change of control offer.

To the extent the preferred unitholder does not convert its preferred units into common units, either because it is limited by the common unit cap or because it chooses not to accept a change of control offer, we will be required to ensure that the preferred unitholder receives securities in the change of control transaction with terms substantially equivalent to the terms of the preferred units. In addition, we will be obligated to ensure that the value of such securities reflects an adjustment so that the conversion of a unit of such security after the change of control would entitle the holder to the number of securities or amount of other assets that the holder would have been entitled to if the holder’s preferred units had been converted into common units immediately before the change of control.

Dissolution and Liquidation

The preferred units are senior to our common units with respect to rights on dissolution and liquidation. If we issue any Class B units upon conversion of preferred units, they will rank junior to the remaining preferred units and senior to our common units with respect to rights upon liquidation.

Rights Upon Conversion

When preferred units are converted into common units, the rights associated with the preferred units will cease, and the converting preferred units will represent only the right to receive common units at the rate of one common unit for each converting preferred unit. Common units issued upon conversion of preferred units will rank equally with the rest of our common units with respect to rights on dissolution and liquidation.

Applicability of NASDAQ Stock Market Listing Rule 5635

NASDAQ Stock Market Listing Rule 5635 requires unitholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Generally, NASDAQ considers a change of control as having occurred when, as a result of the issuance, an investor or group owns, or has the right to acquire, 20% or more of the issuer’s outstanding units or voting power, with such ownership or voting power being the largest ownership position in the issuer.

Measured at the time of closing, the TPG transaction appears not to be subject to Rule 5635 because we issued a number of preferred units below the 20% threshold. However, our issuance of preferred units is subject to NASDAQ Rule 5635 because the additional preferred units we issue as paid-in-kind distributions could cause us to exceed this threshold by the time we pay the distribution for the first quarter of 2015. Any preferred units in excess of the common unit cap will be non-voting and will be convertible only into non-voting Class B units, which will be entitled to quarterly cash distributions equal to 110% of the per-unit quarterly distribution payable on our common units. As a result, we are seeking unitholder approval of the Series A Proposal.

Director Designation Agreement

On the date we issued the preferred units, we entered into a director designation agreement with TPG. Pursuant to the director designation agreement, our Board expanded its number from seven to eight directors and appointed Michael G. MacDougall, a partner with TPG, to serve as a director until our next annual meeting. We will be obligated to nominate Mr. MacDougall or another designee of TPG for election to our Board at each annual meeting until: (i) TPG and its affiliates own, in the aggregate, less than 5,163,511 preferred units, together with any common units (or Class B units, if applicable) issued upon conversion of preferred units, or (ii) after July 21, 2013, TPG and its affiliates own, in the aggregate, a number of preferred units, together with any common units (or Class B units, if applicable) issued upon conversion of preferred units that constitutes less than 5% of our common units then outstanding.

Common Units Owned by Our Affiliates as of the Record Date; Voting Agreement

As of the record date, Copano Partners Trust and our directors and executive officers beneficially owned an aggregate of 3,485,326 common units. For more detailed information on common units owned by our affiliates, see “Security Ownership of Certain Beneficial Owners and Management.”

R. Bruce Northcutt, our President and Chief Executive Officer and a member of our Board, and Copano Partners Trust, which is controlled indirectly by Douglas L. Lawing, our Executive Vice President, General Counsel and Secretary, entered into a voting agreement (the “Voting Agreement”) with TPG. Under the Voting Agreement, Mr. Northcutt and Copano Partners Trust agreed to vote all common units beneficially owned by them in favor of the Series A Proposal. As of the record date, Mr. Northcutt and Copano Partners Trust beneficially owned 3,148,757 common units eligible to vote on the Series A Proposal, collectively representing 4.79% of our common units outstanding.

Effects of Approval

If the Series A Proposal is approved, the terms of the preferred units will be modified to provide that each outstanding preferred unit will have the same voting rights as our common units and will become convertible into one common unit after July 21, 2013, under the circumstances set forth above under “Our Common Units and the Preferred Units — Conversion.”

The common units issued upon conversion of the preferred units will be listed on the NASDAQ and will therefore have greater liquidity than the preferred units.

Effects of Failure to Approve

If the Series A Proposal is not approved, the preferred units will have full voting rights and will be convertible into common units only to the extent they do not exceed the common unit cap. As a result, the preferred unitholder’s ability to elect, and our ability to require, conversion of preferred units into common units will be limited by the common unit cap. We have the obligation to pay preferred distributions in kind for the first three years after the date of issuance, and the option to pay preferred distributions in kind for the fourth through sixth years. If we were to pay preferred distributions in kind for the full six years, we would issue an additional 8,351,731 preferred units, for total preferred units outstanding of 18,678,753. Based on our common units outstanding on the record date, this number of preferred units would equal 22.1% of our common units outstanding on an as-converted basis, exceeding the common unit cap by 1,868,511 units.

Preferred units that exceed the common unit cap will be non-voting and will become convertible only into Class B units, a separate class of non-voting equity security that is entitled to receive per-unit quarterly cash distributions equal to 110% of the per-unit quarterly distribution payable on our common units. The Class B unitholders’ entitlement to this distribution rate will reduce the cash available for distribution to our common unitholders for as long as the Class B units are outstanding.

In addition, we will be obligated to submit the Series A Proposal for approval at another meeting of our unitholders no later than our next annual meeting. If common unitholders do not approve the proposal a second time, we will be obligated to submit the Series A Proposal at two subsequent annual meetings of our unitholders, unless a majority of the preferred unitholders decides to omit the Series A Proposal from consideration at a subsequent annual meeting. We would incur additional expenses in connection with these solicitations.

If we issue Class B units, the 110% distribution rate on Class B units will terminate if there are no longer any Class B units outstanding, which would occur if (a) our common unitholders approved the Series A Proposal at a meeting held when Class B units are outstanding, causing all outstanding Class B units to convert automatically into common units, or (b) NASDAQ rules cease to require unitholder approval as a condition to NASDAQ listing of the common units to be issued upon conversion of the Class B units.

Dissenter’s Rights

We were formed under the laws of the State of Delaware. Under those laws, dissenters’ rights are not available to our common unitholders with respect to the matters to be voted on at the special meeting.

Recommendation of Our Board of Directors

Our Board of Directors believes that the Series A Proposal is in the best interests of our company and our common unitholders and should be approved for the following reasons:

•	The preferred units provided us timely access to capital at a premium to the market price for our common units and on other terms that we believe were beneficial, while allowing us to avoid the risks of delay that would have accompanied other equity financing options. Our access to this financing option allows us flexibility in financing organic growth initiatives that we believe will benefit all our unitholders over the long term.

•	The flexibility provided by the issuance of the preferred units includes our ability to force conversion of preferred units into common units at a time when conversion would be beneficial to us. If the Series A Proposal is not approved, our ability to exercise this right would be limited to forced conversion of preferred units representing an aggregate of 19.9% of our total units outstanding.

•	Class B units issuable upon conversion of preferred units will be entitled to receive quarterly cash distributions equal to 110% of the per-unit quarterly distribution payable on our common units, which will reduce cash available for distribution to our common unitholders.

•	If holders of our common units fail to approve the Series A Proposal at this special meeting, we will be obligated to re-submit the Series A Proposal at subsequent annual meetings and will incur additional expenses associated with such additional solicitations, which would further decrease the amount of cash available for distribution to our unitholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE SERIES A PROPOSAL.

INTERESTS OF CERTAIN PERSONS

In considering the recommendation of our Board of Directors to approve the Series A Proposal, you should be aware that if the Series A Proposal is approved at our special meeting, TPG, the preferred unitholder, will be entitled to receive common units upon conversion of all of its preferred units, including any preferred units that exceed the common unit cap. The common units will be listed on the NASDAQ and will therefore be a more liquid security than the preferred units or the Class B units that would be issuable upon conversion of preferred units in excess of the common unit cap. Our other unitholders will not receive any additional securities or other consideration if the Series A Proposal is approved.

As noted above under “The Series A Proposal — Director Designation Agreement,” Michael G. MacDougall, a member of our Board of Directors, is a partner with TPG, whose affiliate owns all 10,327,022 of our preferred units. We will issue an additional 3,561,675 preferred units to TPG during the three-year period for which we are obligated to pay preferred distributions in kind and could issue another 4,790,056 during the three-year period for which we have the option to do so. Based on the 65,794,826 common units we had outstanding on the record date, if we paid distributions in-kind for each quarter through the quarter ending June 30, 2016, TPG would then own 22.1% of our common units outstanding on an as-converted basis. Please see “— Our Common Units and the Preferred Units — Distributions” and “Effects of Failure to Approve” under the section captioned “The Series A Proposal.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date except where otherwise indicated, the number of our voting securities beneficially owned by: (a) each person who is known to us to beneficially own more than 5% of a class of voting units; (b) the current members of our Board of Directors; (c) our named executive officers; and (d) all current directors and executive officers as a group. Unless otherwise noted, each beneficial owner has sole voting and investment power. Our preferred units are not entitled to vote on the Series A Proposal.

	Common Units(1)		Preferred Units(2)
Beneficial Owner	#	#	%	%

TPG Copenhagen, L.P.(3)	—	—	10,327,022	100%
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(4)	6,589,727	10.02%
William L. Thacker(5)	27,091	*
James G. Crump(5)	21,000	*
Ernie L. Danner(5)	21,000	*
Scott A. Griffiths(5)	21,000	*
Michael L. Johnson(5)	21,000	*
Michael G. MacDougall(6)	—	—
T. William Porter(5)	21,000	*
R. Bruce Northcutt(5)(7)	265,964	*
Douglas L. Lawing(5)(7)(8)(9)	2,962,481	4.50%
Carl A. Luna(5)(7)	32,271	*
Sharon J. Robinson(7)(10)	54,685	*
All directors and executive officers as a group (14 persons)(11)	3,485,326	5.29%

*	Less than 1%.

(1)	Based on 65,794,826 common units outstanding on the record date. In accordance with SEC rules, the percentage of each class as of the record date is calculated for each person and group by dividing the number of units beneficially owned by the sum of the total units outstanding plus the number of units underlying options exercisable by that person or group within 60 days and phantom units vesting within 60 days.

(2)	As reported on a Schedule 13D filed on behalf of TPG Advisors VI, Inc. (“TPG Advisors VI”), and Messrs. David Bonderman and James G. Coulter on August 2, 2010, commencing on July 21, 2013, 10,327,022 common units are issuable, on a one-for-one basis subject to certain conversion restrictions, upon the conversion of the 10,327,022 preferred units. Subject to certain limitations, the preferred units have voting rights identical to the voting rights of the common units and vote with the common units as a single class as of the date of issuance of the preferred units. The preferred units are directly held by TPG Copenhagen, L.P., a Delaware limited partnership (“Copenhagen”). The general partner of Copenhagen is TPG Advisors VI and, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own all of the common units issuable upon conversion of the preferred units held by Copenhagen. Messrs. Bonderman and Coulter are directors, officers and sole stockholders of TPG Advisors VI and therefore, Messrs. Bonderman and Coulter may be deemed to be beneficial owners of, with indirect voting and dispositive authority over, any common units issuable upon conversion of the preferred units held by Copenhagen.

(3)	The 10,327,022 preferred units may be deemed to be outstanding and beneficially owned by TPG Advisors VI and Messrs. Bonderman and Coulter for the purpose of computing the number of shares beneficially owned and the percentage ownership of such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The address for TPG Advisors VI and Messrs. Bonderman and Coulter is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)	Consists of 5,739,727 common units reported as beneficially owned in the Schedule 13G/A filed on behalf of Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne on February 10, 2010 and an additional 850,000 common units issued February 11, 2010 upon conversion of our Class D units. The address for each beneficial owner is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(5)	Messrs. Thacker, Crump, Danner, Griffiths, Johnson and Porter, members of our Board of Directors, can be contacted at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. Messrs. Northcutt, Lawing and Luna can also be contacted at this address.

(6)	Mr. Michael G. MacDougall is one of our directors and is also a partner at TPG Capital, L.P., which is an affiliate of Copenhagen. Mr. MacDougall has no voting or investment power over, and disclaims beneficial ownership in, the equity securities held by Copenhagen. The address of Mr. MacDougall is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(7)	Includes (in amounts set forth in the table below) restricted units, over which the beneficial owner has voting power but no investment power, and options to acquire common units that are exercisable or will be exercisable within 60 days of the record date. Also includes common units that would have been issuable in settlement of exercisable UARs on the record date, calculated based on the closing price for our common units on the record date.

	Restricted	Exercisable	Exercisable
Beneficial Owner	Units	UARs	Options

R. Bruce Northcutt	1,148	1,619	42,496
Douglas L. Lawing	604	1,008	21,760
Carl A. Luna	1,016	542	20,528
Sharon J. Robinson	448	1,025	28,496

(8)	Includes 2,926,908 common units held by Copano Partners Trust, a Delaware statutory trust, the sole beneficiary of which is Copano Partners, L.P. Copano Partners, L.P. retains voting and investment power with respect to the common units held by Copano Partners Trust. Mr. Lawing, as executor of the estate of John R. Eckel, Jr., controls the general partner of Copano Partners, L.P.

(9)	Mr. Lawing disclaims beneficial ownership of 2,890,752 of the reported common units, which represent the portion of Copano Partners Trust’s holdings in which Mr. Lawing does not have a pecuniary interest. Mr. Lawing’s beneficial ownership without these disclaimed securities represents 0.1% of our outstanding common units.

(10)	Ms. Robinson can be contacted at 1437 South Boulder Avenue, Suite 1500, Tulsa, Oklahoma 74119.

(11)	Includes 138,504 options to acquire common units that are exercisable currently or within 60 days of the record date and 39,676 restricted units over which the beneficial owner has voting power but no investment power. Also includes 4,897 common units underlying exercisable UARs on the record date.

UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Generally, unitholders may propose matters to be presented at unitholders’ meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established. Unitholders may not make proposals at this special meeting.

Proposals for Inclusion in our Proxy Statement for 2011 Annual Meeting

Rule 14a-8 under the Securities Exchange Act of 1934 addresses when we must include a unitholder’s proposal in our proxy statement for an annual or special meeting of unitholders. Under Rule 14a-8, for a unitholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2011 annual meeting of unitholders, the proposal must be received at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than December 6, 2010. Any proposal submitted for inclusion in the proxy statement must comply with Exchange Act Rule 14a-8.

Proposals and Director Nominations to be Presented at 2011 Annual Meeting

For any proposal that is not submitted for inclusion in our proxy material for the 2011 annual meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in Section 11.13 of our limited liability company agreement. For a unitholder proposal or director nomination to be properly submitted for presentation at our 2011 annual meeting, our Corporate Secretary must receive written notice of the proposal or nomination at our principal executive offices during the period beginning on December 6, 2010 and ending on January 5, 2011.

Unitholder proposals or director nominations must contain information specified in our limited liability company agreement, including:

•	the name and address of the unitholder (and any beneficial unitholder on whose behalf the proposal is being made), as they appear on our books;

•	the class and number of units owned beneficially and of record by the unitholder (and the beneficial owner, if any);

•	in the case of director nominations, all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or that is otherwise required under the Exchange Act rules governing proxy solicitations, including each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	in the case of other business, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business that the unitholder (and the beneficial owner, if any) may have; and

•	whether such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal or elect the unitholder’s nominee, as applicable. An affirmative statement of the intent to do so is called a “solicitation notice.” The requirement to provide this information does not apply to any director nomination from a unitholder who is record holder of a sufficient number of units on the record date to elect one or more directors on a cumulative voting basis.

Any unitholder proposal or director nomination must also be a proper matter for unitholder action under our limited liability company agreement and under Delaware law. In addition, if a unitholder delivers a solicitation notice with respect to a proposal or director nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the unitholder must have actually delivered a proxy statement and form of proxy to holders of at least the percentage of units required to carry the proposal or elect the unitholder’s nominee, as applicable. If no solicitation notice is delivered with respect to a proposal or nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the unitholder or beneficial owner making the proposal or director nomination must not have solicited a number of proxies sufficient to have required the delivery of a solicitation notice.

Recommendation of Director Candidates to the Nominating and Governance Committee

A unitholder or a group of unitholders may recommend potential candidates for consideration by our Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The unitholder or group of unitholders making the recommendation must also disclose, with the written request described above, the number of units that the unitholder or group of unitholders beneficially owns and the period of time the unitholder or group of unitholders has beneficially owned the units. Additional information may be requested from time to time by the Nominating and Governance Committee from the nominee or the unitholder or group of unitholders.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. We have retained D. F. King & Co., Inc. to aid us in the solicitation of proxies and will pay approximately $8,500, plus out-of-pocket expenses for solicitation services. Certain of our directors, officers and employees may also solicit proxies on our behalf by mail, telephone, electronic mail, facsimile or in person. These representatives will not receive additional compensation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitations, which we expect to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units and will reimburse their costs of forwarding the proxy materials in accordance with customary practice.

Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense. If you wish to give your proxy to someone other than the parties whose names are printed on the proxy card, you must cross out the names appearing on the proxy card and insert the names of the individual or individuals (not more than three) to whom you wish to give your proxy. The named individual or individuals must then present your proxy card at the special meeting.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

HOUSEHOLDING NOTICE

We are sending only one copy of our proxy statement to unitholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing and you would like to have additional copies of our proxy statement mailed to you, or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Investor Relations Department in writing at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019 or by telephone at (713) 621-9547. You may also contact us in the same manner if you received multiple copies of the special meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS FOR THE SPECIAL MEETING

As of the date of this proxy statement, our Board knows of no matters to be acted upon at the special meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the special meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the special meeting or any adjournment or postponement thereof.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. These reports and proxy statements contain additional information about us. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on obtaining copies.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov or on our internet website, www.copanoenergy.com. Information on our website is not incorporated by reference into this proxy statement, and you should not consider information on our website as part of this proxy statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been filed with the SEC, are hereby incorporated by reference into this proxy statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010;

•	Our Current Reports on Form 8-K filed on January 7, 2010, January 14, 2010, January 19, 2010, February 23, 2010, March 5, 2010, April 6, 2010, April 20, 2010, May 14, 2010, May 18, 2010, June 10, 2010, July 15, 2010, July 21, 2010, July 22, 2010, July 30, 2010 and August 31, 2010; and

•	The description of our common units contained in our Registration Statement on Form 8-A filed with the SEC on November 1, 2004 (including any amendments or reports filed for the purpose of updating such description).

Our independent registered public accountants are not expected to be present at the special meeting.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting, to the extent that they update the information included herein or incorporated by reference above, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will provide you, without charge, a copy of any of the information incorporated by reference in this proxy statement (excluding exhibits) by first class mail or other equally prompt means within one business day of receiving a written request directed to us at: Investor Relations Department, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, (713) 621-9547.

By Order of the Board of Directors,

Douglas L. Lawing
Executive Vice President, General Counsel and Secretary

Houston, Texas
October 13, 2010

SPECIAL MEETING OF COMMON UNITHOLDERS OF COPANO ENERGY, L.L.C. November 17, 2010 INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON -You may vote your shares in person by attending the Special Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at www.cpnoproxy.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00030000000000000000 4 111710 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Unitholder Date: FOR AGAINST ABSTAIN A proposal to approve: (a) changes to the terms of Series A convertible preferred units to provide for full voting rights for such units and full convertibility of such units into common units on a one-for-one basis and (b) the issuance of additional common units upon conversion of Series A convertible preferred units. If no choice is specified, this Proxy will be voted as recommended by the Board of Directors. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future unitholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. Signature of Unitholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 PROXY COPANO ENERGY, L.L.C. PROXY FOR SPECIAL MEETING OF COMMON UNITHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints R. Bruce Northcutt and T. William Porter, and each of them, with or without the other and with full power of substitution, as proxies to vote as specified on the reverse side hereof all units that the undersigned is entitled to vote at the Special Meeting of Common Unitholders of Copano Energy, L.L.C. (the “Company”), to be held at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019, on Wednesday, November 17, 2010, at 10:30 a.m., Central Standard Time, and all adjournments and postponements thereof. If no specification is made with regard to any proposal, such units will be voted in accordance with the recommendation of the Company’s Board of Directors. For other business that may properly come before the meeting, such units will be voted as determined by the above-named proxies in their discretion. (Continued and to be completed, dated and signed on the reverse side.) 14475